Exhibit 11.1

                             SUMMIT DESIGN, INC.

                         STATEMENT OF COMPUTATION OF
                            NET INCOME PER SHARE
                    (In thousands, except per share data)

                                                Three Months Ended        Nine Months Ended
                                                   September 30,            September 30,
                                              ----------------------    ---------------------
                                                 1997        1996         1997        1996
                                              ---------    ---------    ---------   ---------
Weighted average number of common
  shares outstanding .......................     14,250        2,712       14,039       2,442
Common stock equivalents arising from
  Stock options (1) ........................          -        1,144            -       1,063
Convertible preferred shares (2) ...........          -        9,103            -           -
                                              ---------    ---------    ---------   ---------
                                                 14,250       12,959       14,039      12,608

Net income (loss)...........................  $(12,410)    $     212    $ (9,359)   $      25
                                              ---------    ---------    ---------   ---------
                                              ---------    ---------    ---------   ---------

Net income (loss) per share ................  $  (0.87)    $    0.02    $  (0.67)   $    0.00
                                              ---------    ---------    ---------   ---------
                                              ---------    ---------    ---------   ---------

(1) Assumes exercise of all outstanding options and options issued within one year of the date of the initial public offering which options are considered exercised in all periods presented prior to the initial public offering. Common stock equivalents are excluded from the calculation of earnings per share when the effect on earnings per share is antidilutive. Had the common stock equivalents been included in the earnings per share calculation, net loss per share for the three months and nine months ended September 30, 1997 would have been $(0.82) and $(0.63), respectively.

(2) Assumes conversion of all preferred shares outstanding as of the date of the filing of the initial public offering which shares are considered outstanding for all periods presented.



                                     -30-